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EXHIBIT 11 - STATEMENT  RE:  COMPUTATION  OF PER SHARE EARNINGS

(Unaudited)
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                                          Three Months Ended          Nine Months Ended           Twelve Months Ended
                                           October 29   October 30     October 29   October 30     October 29   October 30
                                              1994         1993           1994         1993           1994         1993
Average shares outstanding                 113,004,219  112,814,450    112,996,435  112,683,895    112,984,329  112,590,514
Net effect of dilutive stock options based
    on the treasury stock method using
    average market price                             0       25,453         19,456       64,590         24,488      138,410

Total                                      113,004,219  112,839,903    113,015,891  112,748,485    113,008,817  112,728,924




Net Income                                 $50,802,000  $42,377,000   $132,863,000 $129,790,000   $244,207,000 $240,247,000
Less preferred dividends                        (5,500)      (5,500)       (16,500)     (16,500)       (22,000)     (22,000)

Net income available to common shares      $50,796,500  $42,371,500   $132,846,500 $129,773,500   $244,185,000 $240,225,000


Per share                                        $0.45        $0.38          $1.18        $1.15          $2.16        $2.13


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